Exhibit 11

                           METRIKA SYSTEMS CORPORATION

                        Computation of Earnings per Share


                               Three Months Ended         Nine Months Ended
                            ------------------------  -------------------------
                              Sept. 27,    Sept. 28,    Sept. 27,     Sept. 28,
                                   1997         1996         1997          1996
 ------------------------------------------------------------------------------
 Computation of Primary
   Earnings per Share:

 Net Income (a)             $ 1,843,000  $ 1,146,000  $ 3,785,000   $ 2,425,000
                            -----------  -----------  -----------   -----------
 Shares:
   Weighted average shares
     outstanding              8,267,828    5,000,000    6,768,194     5,000,000

   Add: Shares issuable
        from assumed
        issuance of private
        placement shares
        and the assumed
        exercise of options
        (as determined by
        the application of
        the treasury stock
        method)                       -      193,086        1,923       193,086
                            -----------  -----------  -----------   -----------
   Weighted average
     shares outstanding,
     as adjusted (b)          8,267,828    5,193,086    6,770,117     5,193,086
                            -----------  -----------  -----------   -----------
 Primary Earnings
   per Share (a) / (b)      $       .22  $       .22  $       .56   $       .47
                            ===========  ===========  ===========   ===========